UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 11-K/A

Amendment No. 1

ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Mark One)

[X]	Annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended:	December 31, 2002

OR

[ ]	Transition report pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the Transition Period From _____ to _____

Commission file number 333-19283

Luby's Savings and Investment Plan
(Full title of the plan)

2211 Northeast Loop 410 San Antonio, Texas 78217

(Address of principal executive office)

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the administrator of the plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

LUBY'S SAVINGS AND INVESTMENT PLAN.

Date: July 8, 2003	By:	/s/Peter Tropoli

Peter Tropoli
Senior Vice President-Administration

Explanatory Note:  This Amendment No. 1 to Form 11-K/A is being filed to include certain information as Exhibits that was not included in the original filing of such form on June 27, 2003.  The remainder of the information contained in the Report on Form 11-K for the fiscal year ended December 31, 2002, originally filed on June 27, 2003, is not amended hereby and shall be as set forth in the original filing.

EXHIBIT INDEX
99.1	Certification by the CEO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

99.2	Certification by the CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002